Exhibit 10.14

Execution version

FIRST-DEMAND GUARANTEE
(ARTICLE 2321 OF THE FRENCH CIVIL CODE)

Paris, on June 29th, 2015

THE UNDERSIGNED:

(A)                               The company TALEND SA, a société anonyme, with a share capital of EUR 1,775,886.20, incorporated under French laws, whose registered office is located at 9 rue Pages, 92150 Suresnes, France, identified with the corporate and trade register of Nanterre under number 484 175 252

Hereinafter the “Guarantor”

IN FAVOR OF:

(B)                               SQUARE 1 BANK, a commercial bank incorporated under the laws of North Carolina, whose registered office is located at 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, United States.

Hereinafter the “Lender” or the “Beneficiary”

RECITALS

I.                                        Talend, Inc., incorporated under the laws of Delaware whose registered office is at 800 Bridge Parkway, Suite 200, Redwood City, California 94065, United States, and Talend USA, Inc., incorporated under the laws of Delaware whose registered office is at 800 Bridge Parkway, Suite 200, Redwood City, California 94065, United States, (jointly and severally the “Borrower”), are wholly-owned subsidiaries of the Guarantor.

II.                                   Within the framework of their activity, the Borrower contacted the Beneficiary to obtain a facility to refinance existing indebtedness and to finance the Borrower’s working capital.

III.                              Pursuant to a Loan and Security Agreement executed on May 29, 2015, the Beneficiary, as Lender, has agreed to make available to the Borrower, loans in amounts not exceeding fifteen millions US Dollars ($15,000,000) (hereinafter the “Loan Agreement”).

IV.                               The Guarantor owns 100% of the shares and voting rights of Talend, Inc., and Talend, Inc. owns 100% of the shares and voting rights of Talend USA, Inc.

V.                                    Clause 8(b) of the Schedule to the Loan Agreement provides for the obligation for the Guarantor to grant to the Lender a Continuing Guaranty, which is constituted by the first demand guarantee delivered by the Guarantor pursuant to the provisions of Article 2321 of the French Civil Code (“garantie autonome”), to guarantee the fulfillment of the Guaranteed Obligations (as defined below).

MHT

VI.                               In accordance with Clause 8(b) of the Schedule to the Loan Agreement, the Guarantor has agreed to deliver this guarantee (the “Guarantee”) pursuant to the terms and conditions herein.

CLAUSES

1.                                      DEFINITIONS

The following terms and expressions used in this Pledge Agreement and in the recitals of this Guarantee shall, unless the context requires otherwise or otherwise mentioned in the Loan Agreement, have the following meanings:

“Beneficiary” means Square 1 Bank, as further detailed in the recitals, and any of its assignees or successors.

“Finance Documents” means the Loan Documents as defined in Article 8 (Definitions) of the Loan Agreement, this Guarantee, the Supplemental Agreement, any security document entered into between the Guarantor and the Beneficiary as security for the Guaranteed Obligations and any other documents designated as such by the Guarantor and the Beneficiary.

“French Business day” means any day other than Saturday or Sunday on which banks are open for business in Paris.

“Guaranteed Obligations” mean the payments obligations of principal, ordinary interest, default interest, judicial expenses, costs and any other accessory expense that may arise, including therefore every monetary obligation of the Borrower under the Loan Agreement, including, for the sake of clarity, those arising on Early Termination (as set out in Article 6.2 “Early Termination” of the Loan Agreement).

“Guarantor” means TALEND SA, as further detailed in the recitals, as further described in the headings.

“Supplemental Agreement” means the supplemental agreement to this Guarantee executed on the date hereof by the Guarantor and the Beneficiary.

Capitalized terms not expressly defined in this Guarantee shall be construed in accordance with the definitions provided for in the Supplemental Agreement.

2.                                      FIRST-DEMAND GUARANTEE

2.1.                            GUARANTEED AMOUNT

(1)                                 The Guarantor hereby undertakes, under the provisions of Article 2321 of the French Civil Code, in consideration of the Guaranteed Obligations, to irrevocably and unconditionally pay to the Beneficiary, upon first demand, made in accordance with the terms and conditions stipulated in Article 2.1 of this Guarantee, all sums requested by the Beneficiary before the expiration date stipulated in Article 2.2 of this Guarantee, for up to a maximum cumulated amount of sixteen millions US Dollars ($16,000,000) (hereinafter, the “Guaranteed Amount”).

(2)                                 The Guarantor acknowledges that it commits itself in the capacity of an autonomous guarantor in accordance with the provisions of Article 2321 of the French Civil Code and that as such, the commitment which is now made is autonomous and totally separate and distinct from the legal relationships existing between the Beneficiary and the Borrower and resulting or which could result directly or indirectly from the Finance Documents.

It is therefore expressly agreed that by signing this Guarantee, the Guarantor is prohibited, as a fundamental term of its undertaking, from invoking any nullity, defense, objection, estoppels whatsoever liable to affect the Guaranteed Obligations in order to delay or to avoid the unconditional and immediate performance of this Guarantee and consequently the payment which it is responsible for.

(3)                                 The Beneficiary, will be entitled to deliver by registered letter with acknowledgement of receipt, a payment request notice substantially in the form of the model attached under Schedule 1 of this Guarantee (the “Payment Request Notice”) duly completed and including the amount requested (the “Requested Amount”) under this Guarantee, at any time before the expiration date stipulated in Article 2.2 below.

(4)                                 The payment of the Requested Amount shall be done on first demand, within three (3) French Business Days as from the first presentation of the Payment Request Notice by registered letter with acknowledgement of receipt to the Guarantor sent by the Beneficiary.

(5)                                 If the Guarantor fails to pay any payment which is payable by it under the terms of this Guarantee on its due date, it will owe the Beneficiary interest on arrears, which will apply to the unpaid amount from its due date, up to the date of actual payment at a rate of EONIA plus three (3) percent, it being specified that there shall be no double counting with the default interest payable by the Borrower under the Loan Agreement.  Any interest under this clause will be calculated on a daily basis up until payment.

2.2.                            DURATION OF THE GUARANTEE

The Guarantor’s undertaking under this Guarantee will automatically expire as soon as the Guarantor has paid the amount covered by this Guarantee, or in case the Guarantee has not been requested under the conditions set out above, on the first of the following dates:

(i)                         the date of return of this Guarantee by the Beneficiary to the Guarantor or the date that this Guarantee is expressly withdrawn in writing by the Beneficiary;

(ii)                      one (1) year after the Maturity Date (as defined in the Loan Agreement), as the same may be extended from time to time; or

(iii)                   the Guaranteed Obligations in consideration of which the Guarantee is provided have been repaid in full, as confirmed in writing by the Beneficiary.

2.3.                            REDUCTION OF THE GUARANTEED AMOUNT

This Guarantee shall be implemented in a single or several payments and each payment made by the Guarantor will reduce, automatically and to the same extent, the Guaranteed Amount.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

3.1.                            The Guarantor has made representations and warranties in Section 1 of the Supplemental Agreement that are considered essential by the Beneficiary.

3.2.                                  The Guarantor expressly reiterates hereby representations and warranties of Section l of the Supplemental Agreement.

3.3.                                  Each representation and warranty mentioned in Articles 3.1 and 3.2 above shall remain in force and continue to be effective from the date of execution of the Guarantee, for the duration of the Guarantee and until complete payment of all amounts payable by the Guarantor hereunder.

4.                                      COMMUNICATIONS AND NOTIFICATIONS BETWEEN THE PARTIES

(1)                                 The Guarantor establishes its domicile at the address identified with its name above.

(2)                                 Every request, notifications, warning and communications to be made by virtue of this Guarantee shall be considered as properly done when, within the terms indicated in this Guarantee, they are made by means of registered letter with acknowledgement of receipt sent to the domiciles mentioned in paragraph (1) above, with no prejudice to the subsequent confirmation by telefax (“télécopie”) signed by authorized attorney.

(3)                                 The Guarantor shall send its communications to the Beneficiary to the address identified with its name above, and the Beneficiary will send such communication to the rest of the Beneficiary.

(4)                                 Any change in the said domiciles or telephones or telefax described will have no effect until the communication of such change between the Parties or to the Beneficiary with notice of receipt.

5.                                      EXPENSES

All reasonable costs, expenses and taxes derived from the granting of this Guarantee, as well as any amendment hereof, and all reasonable costs and expenses, including legal fees incurred by the Beneficiary in connection with the enforcement in court of the Guarantee, shall be paid by the Guarantor.

6.                                      GROSS-UP

In the event where the Guarantor would have, pursuant to a legal or a regulatory provision, to deduct, retain or withhold amounts from the sums due pursuant to the Guarantee, these sums would be increased by the amount necessary for the Beneficiary to receive, after all deductions and withholdings, a net amount equal to the amount it would have received in the absence of such deductions or withholdings.

7.                                      BENEFIT — ASSIGNMENTS AND TRANSFERS

(1)                                 This Guarantee is issued to the Beneficiary as well as to its possible successors and beneficiaries following any restructuring transfer of control, spin-off, merger or partial contribution operation subject to the valid transfer of the rights and obligations of the Beneficiary under the other Finance Documents to said entity or entities.

(2)                                 The Guarantee shall remain in force and binding on any full legal successors and assignee of the Guarantor and/or of the Beneficiary.

(3)                                 By derogation to the terms of Article 2321 of the French Civil Code, this Guarantee shall attach to the Borrower’s obligations under the Finance Documents so that the benefit of this Guarantee shall automatically pass to any assignee of the Beneficiary.

8.                                      LAW — JURISDICTION

(1)                                 This Guarantee will be fully interpreted and performed by its own terms and will be governed by French Law.

(2)                                 The Guarantor and the Beneficiary expressly and specifically accept, pursuant to Article 23 of Council Regulation n°1215/2012, to give exclusive jurisdiction to the courts within the territorial jurisdiction of the Commercial Court of Paris to settle any dispute that may arise between the Parties in connection with the construction or performance of this Pledge Agreement.

(Signatures on the following page)

Made in Paris, on June 29th, 2015
in two (2) original copies

TALEND SA.

/s/ Michael Tuchen
Represented by:
duly authorized

Michael Tuchen
President Directeur General

Accepted by the Beneficiary

SQUARE 1 BANK

/s/ James Duncan
Represented by:
duly authorized

Schedule 1

Payment Request Notice

[Beneficiary Letterhead]

To the attention of [•]
[Guarantor’s name]
[Guarantor’s address]

On [•]

Undertaking to pay on first demand dated June 29th, 2015

Dear Sirs,

We refer to the first demand guarantee that you have granted in our favor, dated June 29th, 2015 up to a maximum cumulated amount of sixteen millions US Dollars ($16,000,000) (the “Guarantee”).  Capitalized terms used herein and not otherwise defined shall have the meaning assigned thereto in the Guarantee.

We hereby request that, in accordance with the terms of this first demand guarantee, you pay an amount of [•] (amount to be specified in words and .figures) at the latest on the third French Business Day from the date of receipt of this notification, by way of a wire transfer to our bank account n° [•] open at [• - bank] in [• - location].

We hereby certify that this payment has been previously requested to the Borrower (as this term is defined by the Guarantee) and the amount of [amount to be specified in words and figures] is still due and payable to us.

Yours faithfully

For the Beneficiary

Name:
Title:

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